Exhibit 99(i)

August 14, 2026

Tema ETF Trust

1919 M Street, N.W., Suite 700

Washington, D.C. 20036

Re:	Opinion of Counsel Relating to Post-Effective Amendment No. 170 to the Registration Statement Filed on Form N-1A Under the Securities Act of 1933; File Nos. 333-267188 and 811-23823

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 170 to the Registration Statement, File Nos. 333-267188 and 811-23823 (the “Registration Statement”) of Tema ETF Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 170 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 170 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval. We further hereby consent to the reference to us in the Prospectus and in the Statement of Additional Information.

Very Truly Yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP

BLS/PBS

EXHIBIT A

Tema American Reshoring ETF

Tema Durable Quality ETF

Tema Oncology ETF

Tema Heart & Health ETF

Tema Electrification ETF

Tema S&P 500® Historical Weight ETF Strategy

Tema International Durable Quality ETF

Tema Listed Private Managers ETF

Tema Emerging Markets Durable Quality ETF

Tema Small & Mid-Cap Durable Quality ETF

Tema International Defense ETF

Tema S&P 500 Growth Historical Weight ETF Strategy

Tema S&P Total U.S. Market Historical Weight ETF Strategy

Tema Space Innovators ETF

Tema Memory ETF

Tema Photonics & Optical ETF

Tema Commodities Infrastructure ETF

Tema Commodities Income ETF

Tema Healthcare AI ETF

Tema Power Semiconductor ETF

Tema Semiconductor Packaging ETF

Tema Semiconductor Supply Chain ETF

Tema Neocloud ETF

Tema AI Token Economy ETF